Exhibit 10.33
EMPLOYMENT AGREEMENT
OPNEXT, INC.
Christopher Way
Eatontown, New Jersey 07724
     This Employment Agreement (this “Agreement”) is entered into as of February 18, 2009, by and between Opnext, Inc., a Delaware corporation (“Opnext” or the “Company”), and Shri Dodani (“Executive”), in connection with the consummation of the mergers (the “Mergers”) contemplated by that certain Agreement and Plan of Merger dated as of July 9, 2008, by and among the Company, StrataLight Communications, Inc., (“StrataLight”) Omega Merger Sub 1, Inc., a wholly owned subsidiary of the Company, Omega Merger Sub 2, Inc., a wholly owned subsidiary of the Company, and Jerome Contro, as the representative of the selling stockholders (the “Merger Agreement”).

1.	Employer:	Opnext, Inc.

2.	Employee:	Shri Dodani

3.	Position and Duties:
Executive shall be the President, Opnext Subsystems, Inc. and shall have the normal duties, responsibilities, functions and authority of a divisional president of a company the size and structure of Opnext. Executive shall report directly to the Chief Executive Officer of Opnext (the “CEO”) or such other individual, if any, who has been designated as the successor CEO. Executive shall exercise such further responsibilities and perform such further duties as directed from time to time by the individual to whom Executive is then reporting or the Board of Directors of Opnext (the “Board”). Notwithstanding the foregoing, either the CEO or Executive may, at any time during the term of this Agreement, change Executive’s position from President, Opnext Subsystems, Inc. to Senior Advisor, and in the event that either the CEO or Executive does so or in the event that the parties otherwise so agree, Executive agrees to provide such services to the Company during the Term (as defined below) as may be prescribed by the CEO consistent with such position. Notwithstanding the foregoing, Executive shall not, without Opnext’s prior consent, have the right to change his position as contemplated by the immediately preceding sentence in the event that circumstances constituting Cause (as defined below) then exist.

4.	Compensation For Services:
In consideration of the services provided by Executive under this Agreement, Opnext shall pay Executive the following amounts: (i) during the period of Executive’s service hereunder, Opnext shall pay Executive an annual salary equal to $115,000 per annum which shall be payable in accordance with Opnext’s standard payroll practices as in effect from time to time, and (ii) in the event that Executive remains in continuous Service (as defined below) with the Company until September 9, 2009, the Company will pay Executive a lump-sum cash payment in an amount equal to $86,250 on or within 5 business days following such date. For purposes of this Agreement, “Service” shall mean Executive’s service with the Company as an officer, employee or consultant of the Company. Executive shall be deemed to remain in continuous Service with the Company so long as he remains either an employee or consultant, and shall not be deemed to have incurred a termination of Service with the Company unless and until his status as both an employee and a consultant has terminated. In the event that Executive’s Service with the Company is terminated by the Company without Cause or by reason of Executive’s death or Disability (each as defined herein) prior to September 9, 2009, the Company will pay Executive a pro rata portion of the compensation described in clause (ii) above within 5 business days following the date of such termination in the form of lump-sum cash payment equal to $86,250 multiplied by a fraction, the numerator of which is equal to the number of days that have elapsed between January 9, 2009 and the date of such termination, and the denominator of which is equal to 270.

5.	Opnext Stock Option:
Subject to approval by the Compensation Committee of the Board and subject to the terms and conditions set forth in the Company’s Amended and Restated 2001 Long Term Stock Incentive Plan (as may be amended from time to time, the “Plan”) and in the Option Agreement (as defined below), the Company will grant Executive a nonqualified stock option to acquire 200,000 shares of common stock of Opnext with a per share exercise price equal to the last quoted per share sales price of a share of Opnext common stock as of the close of business on the date of grant as reported by NASDAQ (the “Option”). The Company will grant Executive the Option on or as soon as practicable after the date hereof. Subject to Executive’s continued Service with the Company through the Vesting Date (as defined below), the Option shall become fully vested and exercisable with respect to all of the shares covered by such Option on the date (the “Vesting Date”) which is the earliest to occur of: (a) September 9, 2009; (b) the date on which Executive’s position changes from President, Opnext Subsystems, Inc. to Senior Advisor; or (c) the date Executive’s Service is terminated (i) by Opnext without Cause, or (ii) by reason of Executive’s death or Disability.

To the extent not vested in accordance with the foregoing sentence, the Option shall automatically be cancelled upon Executive’s termination of Service with Opnext.

Executive may exercise all or any part of the Option, to the extent vested, at any time during the period beginning on the Vesting Date and ending on the third anniversary of the Vesting Date.

As used herein, the term “Disability” shall mean that Executive is unable to effectively perform his duties and responsibilities, as determined by the Board, for more than 180 days during any twelve (12) month period by reason or any physical or mental injury, illness or incapacity.

The terms and conditions of the Option will be set forth in a Stock Option Agreement in a form prescribed by the Company which shall evidence the grant of the Option (the “Option Agreement”).

6.	Term:	The term (the “Term”) of Executive’s services under this Agreement shall be for a period commencing as of the date hereof and ending on September 9, 2009.

7.	Benefits:	During his employment with Opnext, Executive will be eligible to receive group welfare and retirement benefits in accordance with Opnext company plans or policies as in effect from time to time. Executive hereby acknowledges and agrees that unless otherwise determined by the Company in its absolute discretion, Executive shall not be eligible to receive an annual bonus or other incentive compensation with respect to the services provided hereunder or otherwise.

8.	Vacation:	During the Term, Executive will accrue paid vacation at a rate of three (3) weeks per annum.

9.	Retention/Non-Compete Payment:

In the event that (i) Executive remains in continuous Service through September 9, 2009, or Executive’s position changes from President, Opnext Subsystems, Inc. to Senior Advisor (a “Position Change”), or Executive’s Service with the Company is terminated by the Company without Cause or by reason of Executive’s death or Disability prior to September 9, 2009, and (ii) Executive has not materially breached his obligations under the Non-Competition/Confidentiality Agreement (as defined below), the Company will pay Executive a lump-sum cash payment in an amount equal to (x) $250,000, minus (y) in the event that, following a Position Change, Executive’s Service with the Company is terminated by the Company for Cause or by Executive for any reason prior to September 9, 2009, an amount equal to the aggregate amount of the payments made to Executive pursuant to clause (i) of Section 4 above (the “Retention/Non-Compete Payment”). The Retention/Non-Compete Payment shall be paid to Executive within 30 days following September 9, 2009 (with the exact payment date determined by the Company in its sole discretion). The parties hereby acknowledge and agree that the

Company’s agreement to pay the Retention/Non-Compete Payment is in consideration of Executive’s agreement to enter into the Non-Competition/Confidentiality Agreement and his undertaking of the obligations thereunder.

Executive’s right to receive the Retention/Non-Compete Payment is conditioned on and subject to Executive’s execution within 21 days (or, to the extent required by applicable law, 45 days) following September 9, 2009 and non-revocation by Executive of a general release of claims substantially in the form attached hereto as Exhibit A.

Except as set forth above in Section 4, Section 5 and this Section 9, upon termination of Executive’s Service by the Company without Cause or by reason of Executive’s death or Disability, Executive shall not be entitled to receive any further compensation or payments hereunder (except for Executive’s unpaid base salary through the date of termination, accrued but unpaid vacation and expense reimbursements relating to the period prior to the date of termination and any ELBP payment to which Executive may otherwise be entitled under Section 4.3 of the Merger Agreement). In the event of such a termination, any stock options or other equity-based awards held by Executive shall be subject to the provisions of the incentive award plan and applicable award agreement pursuant to which such awards were granted.

Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, shall be paid to Executive during the six-month period following Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) if the Company reasonably determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence (the “Payment Delay”), then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six-month period.

10.	Termination For Cause:	“Cause” as utilized herein shall mean:

(i) the commission of a felony or the commission of any other act or omission involving dishonesty or fraud with respect to Opnext or any of its subsidiaries or affiliates or any of their customers or suppliers;

(ii) conduct that brings Opnext or any of its subsidiaries or affiliates into substantial public disgrace or disrepute;

(iii) any material breach of the Non-Competition/Confidentiality Agreement referred to below;

(iv) fraud or embezzlement with respect to Opnext or any of its subsidiaries or affiliates;

(v) gross negligence or willful misconduct with respect to Opnext or any of its subsidiaries or affiliates; or

(vi) repeated failure to perform in any material respect Executive’s duties as directed by the individual to whom Executive is then reporting, provided, that such directed duties are consistent with Executive’s position with the Company, provided, however, that, if a failure to perform as described in this clause (vi) shall occur which is capable of cure as determined by the Company in good faith, such event shall not constitute Cause hereunder unless Executive fails to cure such failure to perform and the effects thereof within ten (10) business days after written notice of such failure to perform has been provided to Executive by the Company.

Upon notice by Opnext to Executive of a termination for Cause, the “Termination Date” shall be the date on which such notice is hand-delivered or the third (3rd) day following the date on which such notice is mailed, as applicable, or as otherwise specified in the notice of termination, to Executive. Upon termination for Cause, resignation by Executive for any reason or a termination upon or following expiration of the Term (as the case may be, and in the case of a termination upon or following expiration of the Term, subject to the provisions of Sections 5 and 9 hereof), Executive shall not be entitled to receive any further compensation or payments hereunder (except for Executive’s unpaid base salary through the date of termination, accrued but unpaid vacation and expense reimbursements relating to the period prior to the Termination Date and any ELBP payment to which Executive may otherwise be entitled under Section 4.3 of the Merger Agreement).

11.	ELBP	In the event of (i) a termination of Executive’s Service hereunder (a) that constitutes a “Termination without Cause” (as defined in Section 4.3 of the Merger Agreement), (b) by reason of Executive’s death or Disability, or (c) by reason of the expiration of the Term, or (ii) a change in Executive’s position from President, Opnext Subsystems, Inc. to Senior Advisor as contemplated in Section 3 hereof, Executive shall thereupon vest in his right to receive all amounts payable to him under the

StrataLight Communications, Inc. Employee Liquidity Bonus Plan (“ELBP”) (subject, however, to the provisions of the Merger Agreement in respect of escrowed consideration), and such amounts shall be paid to Executive at the times set forth in, and otherwise in accordance with, Section 4.3 of the Merger Agreement.

12.	Non-Competition/Confidential Information:
Executive acknowledges that during the course of performing services for Opnext, Executive will have substantial access to trade secrets and other confidential information of Opnext and its subsidiaries. In connection with the execution of this Agreement and in consideration of the Company’s agreement to pay Executive the Retention/Non-Compete Payment as set forth in Section 9 above, Executive hereby agrees to enter into a Confidential Information, Non-Competition and Invention Assignment Agreement with Opnext in a form prescribed by Opnext (the “Non-Competition/Confidentiality Agreement”) in part to restrict the disclosure by Executive of such trade secrets and other confidential information.

13.	Effectiveness:	This Agreement shall be effective as of the Merger 1 Effective Time (as defined in the Merger Agreement). Effective as of the Merger 1 Effective Time, this Agreement, together with the Non-Competition/Confidentiality Agreement, replaces, terminates and supersedes all prior understandings or agreements between Executive and the Company, StrataLight or any of their subsidiaries regarding the subject matter hereof, including without limitation that certain employment letter entered into by and between StrataLight and Executive, dated as of May 5, 2006 (the “Original Letter”). Executive hereby agrees that as of the Merger 1 Effective Time the Original Letter and any other such agreement or understanding is hereby terminated and shall be of no further force or effect.

14.	Restrictions:	Executive represents and warrants to Opnext that there are no restrictions or agreements or limitations on Executive’s right or ability to enter into this Agreement or perform the terms set forth herein.

15.	Withholdings:	All payments set forth herein which are subject to withholding shall be made less any required withholdings.

16.	Binding Arbitration:
Any controversy arising out of or relating to this Agreement or the Non-Competition/Confidentiality Agreement shall be settled by binding arbitration in Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award rendered in any such proceeding shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof.

The costs of any such arbitration proceedings shall be borne equally by Opnext and Executive. Neither party shall be entitled to recover attorneys’ fee or costs expended in the course of such arbitration or enforcement of the award rendered thereunder.

17.	Governing Law:	All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

18.	Notices:	All notices in connection herewith or provided for hereunder shall be validly given or made only if made in writing and delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:

If to Executive, addressed to him at his most recent address on the records of the Company.

If to the Company, addressed to:

Opnext, Inc.
1 Christopher Way
Eatontown, New Jersey 07724
Attention: General Counsel

19.	Section 409A:	To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 19 shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

20.	Release:	In consideration of the Company’s agreement to enter into this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive hereby agrees that, concurrently herewith, he shall execute and deliver to the Company a general release of claims substantially in the form attached hereto as Exhibit B.
[Signature Page Follows]

SIGNATURE PAGE TO AGREEMENT
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OPNEXT, INC.

By:	/s/ Tammy L. Wedemeyer

Name:	Tammy L. Wedemeyer
Title:	Secretary

AGREED TO AND ACCEPTED:

/s/ Shri Dodani

Name: Shri Dodani